Exhibit 10.38

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of December 30, 2003, by and between At Road, Inc. (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.     Description of Existing Obligations:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 30, 1999, as amended or modified from time to time (the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Two Million Dollars ($2,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.     Description of Collateral.  Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”. Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.     Description of Change in Terms.

      A.    Modifications(s) to Loan Agreement.

1. Section 2.1.2 entitled “Letters of Credit Sublimit” is hereby amended in its entirety to read as follows:

Bank will issue or have issued Letters of Credit for Borrower’s account not exceeding (i) the lesser of the Committed Revolving Line minus (ii) the outstanding principal balance of the Advances; however, the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed $100,000. Borrower’s Letter of Credit reimbursement obligation will be secured by unencumbered cash on terms acceptable to Bank at any time upon the Revolving Maturity Date if the term of this Agreement is not extended by Bank. Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

2. Section 4.1 entitled “Grant of Security Interest” is hereby deleted in its entirety and replaced with the words “Intentionally Left Blank”.

3. Section 6.5 entitled “Financial Statements, Reports, Certificates” is hereby incorporated to read as follows:

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 50 days after the last day of each quarter, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; provided, however, Borrower may satisfy the company prepared consolidated balance sheet and income statement reporting requirement via a 10Q filed with the SEC; (ii) if Borrower does not maintain cash, cash equivalents, short term investments (but not restricted cash) greater than $50,000,000, the company prepared consolidated balance and income statement will be due, as soon as available, but no later than 50 days after the last day of each month; (iii) as soon as available, but no later than 180 days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; provided, however, Borrower may satisfy the fiscal year end audited consolidated financial statement reporting via a 10K filed with the SEC; and (iv) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $5,000,000, so long as such notification does not cause a violation of Regulation FD (Fair Disclosure) issued by the Security Exchange Commission; provided, however, if Borrower believes it cannot disclose such information without violating Regulation FD, Borrower must notify Bank in writing that it has received an opinion of counsel that the Borrower may not disclose such information.

(b) Within 50 days after the last day of each quarter, Borrower will deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C; provided, however, if Borrower does not maintain cash, cash equivalents, short term investments (but not restricted cash) greater that $50,000,000, the Compliance Certificate will be due, as soon as available, but no later that 50 days after the last day of each month.

4. Section 6.6 entitled “Financial Covenants” is hereby incorporated to read as follows:

Borrower will maintain as of the last day of each quarter (unless otherwise noted):

(i) Tangible Net Worth. A Tangible Net Worth of at least $95,000,000 for the quarter ending December 31, 2003 (“12/03 TNW”); for the quarter ending March 31, 2004, Borrower will have a Tangible Net Worth of at least the 12/03 TNW plus 50% of Borrower’s net income earned during the fiscal quarter ending December 31, 2003, with no adjustments for losses (“3/04 TNW”); and for the quarter ending June 30, 2004, Borrower will have a Tangible Net Worth equal to the 3/04 TNW plus 50% of Borrower’s net income earned during the quarter ending March 31, 2004, with no adjustments for losses.

5. The following defined terms under Section 13.1 entitled “Definitions” are hereby amended to read as follows:

“Committed Revolving Line” is a Credit Extension of up to $100,000.

“Revolving Maturity Date” is June 30, 2004.

6. The following defined terms “CD Rate” and “Collateral” under Section 13.1 entitled “Definitions” are hereby deleted and replaced with the words “Intentionally Left Blank”.

      4.     Consistent Changes.     The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

      5.     No Defenses of Borrower.     Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

      6.     Continuing Validity.     Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

      This Loan Modification Agreement is executed as of the date first written above.

BORROWER:

AT ROAD, INC.

By:	/s/ THOMAS C. HOSTER

Name:        Thomas C. Hoster

Title:	SVP & CFO

BANK:

SILICON VALLEY BANK

By:	/s/ JOELLEN ADEMSKI

Name:        Joellen Ademski

Title:	SVP

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK

FROM:	AT ROAD, INC.

      The undersigned authorized officer of At Road, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                               with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned authorized officer of Borrower certifies that Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay all material taxes, except those being contested in good faith with adequate reserves under GAAP. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

      Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements	Quarterly within 50 days*	Yes	No
Annual (Audited)	FYE within 150 days**	Yes	No
Compliance Certificate	Quarterly within 50 days***

*	Borrower may satisfy the company prepared consolidated balance sheet and income statement reporting requirement via a 10K filed with the SEC. If Borrower does not maintain cash, cash equivalents, short term investments (but not restricted cash) greater than $50,000,000, the company prepared consolidated balance and income statement will be due, as soon as available, but no later than 50 days after the last day of each month.

**	Borrower may satisfy the fiscal year end audited consolidated financial statement reporting via a 10K filed with the SEC

***	If Borrower does not maintain cash, cash equivalents, short term investments (but not restricted cash) greater than $50,000,000, the Compliance Certificate will be due, as soon as available, but no later than 50 days after the last day of each month.

Financial Covenant	Required	Actual	Complies

Maintain on a quarterly basis (unless otherwise noted):
Minimum Tangible Net Worth	$95,000,000 for the quarter ending 12/31/03	$	Yes	No
	12/03 TNW for the quarter ending 3/31/04*	$	Yes	No
	3/04 TNW for the quarter ending 6/30/04**	$	Yes	No

*	For the quarter ending March 31, 2004, Borrower will have a Tangible Net Worth of at least the 12/03 TNW plus 50% of Borrower’s net income earned during the fiscal quarter ending December 31, 2003, with no adjustments for losses (“3/04 TNW”).

**	For the quarter ending June 30, 2004, Borrower will have a Tangible Net Worth equal to the 3/04 TNW plus 50% of Borrower’s net income earned during the quarter ending March 31, 2004, with no adjustments for losses.

Borrower only has deposit accounts located at the following institutions:                               .

Comments Regarding Exceptions: See Attached.	BANK USE ONLY
Received by:
Sincerely,	AUTHORIZED SIGNER
AT ROAD	Date:
Verified:
AUTHORIZED SIGNER
SIGNATURE
Date:
TITLE
Compliance Status: Yes No
DATE